Contacts:	Barry Von Lanken Cooper-Standard Automotive 260/927-3314 bgvonlanken@cooperstandard.com Dick Pacini AutoPR 248/656-2388 dpacini@auto-pr.com

Cooper-Standard Automotive Acquires Minority Interest
In Guyoung Technology Co., Ltd. of Korea

Novi, Mich. – January 10, 2006 — Cooper-Standard Automotive Inc. announced that it has completed the acquisition of a 20 percent equity interest in Guyoung Technology Co., Ltd. in accordance with a Cooperation Agreement and related agreements entered into between Cooper-Standard and Guyoung in the fourth quarter of 2005.

Guyoung supplies metal stamped products to Korean vehicle manufacturers and currently provides Cooper-Standard with stampings for NVH components such as control arms and links. Cooper-Standard established a technical agreement with Guyoung for the development of suspension components in June 2004. Under the new Cooperation Agreement, Cooper-Standard and Guyoung will cooperate in supplying stampings and NVH components to OEM manufacturers worldwide.

Jim McElya, Cooper-Standard’s president and chief executive officer, said, "This is an excellent strategic investment for us. We believe it is important for our company to develop relationships with other growing companies in the global automotive supplier industry to achieve our strategic goals of broadening our customer base and advancing our product lines. Strengthening our relationship with Guyoung will also better position us to serve the Korean vehicle manufacturers as they expand their markets worldwide.’’

Jim Pifer, president, Global NVH Control Systems, said, ‘‘The complementary aspects of our businesses, combined with our design, development, and manufacturing capabilities, make this a unique opportunity for both companies.’’

About Guyoung Technology Co., Ltd.

Since its foundation in 1989, Guyoung has steadily developed to be one of the leading component manufacturers in Korea and now supplies HYUNDAI Motors and KIA Motors with over 700 finished parts. These components are produced under a strict quality assurance system throughout the manufacturing process from stamping, welding, and electro-deposition surface coating, to the final assembly of engine mounts, transmission brackets and chassis parts. For more information, visit the company's Web site at: http://www.guyoungtech.com/

About Cooper-Standard Automotive

Cooper-Standard Automotive Inc., headquartered in Novi, Mich., is a leading global automotive supplier specializing in the manufacture and marketing of systems and components for the transportation industry. Products include body sealing systems, fluid handling systems, and NVH control systems. Cooper-Standard Automotive Inc. employs more than 13,000 people across 47 facilities in 14 countries. For more information, visit the company's Web site at: www.cooperstandard.com.

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